Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE:
National Bancshares Corporation’s Third Quarter 2005 Report
ORRVILLE, Ohio, October 19, 2005 — National Bancshares Corporation (OTC: NBOH), the holding company of First National Bank (www.fnborrville.com) reported on their third quarter.
The first nine months of this year have been very challenging as well as transitional for National Bancshares Corporation. Total assets and total loans as of September 30, 2005 are down marginally when compared to the same time of the previous year. Total deposits declined by over $2.3 million, or 1%, in the same time comparison. This decline is attributable to time and savings deposits. Demand deposits increased by over $3.3 million, or 8.1%, during the same period.
Net income for the first nine months of 2005 declined by over $600 thousand, or 32.7%, when compared to the same period of the previous year. This decline is mainly due to less investment security gain income realized in the current year, an increased provision for loan losses and increased noninterest expenses. The noninterest expense increase consisted primarily of consulting fees to assist us in complying with the provisions of the Sarbanes Oxley Act and transitional expenses associated with personnel reorganization and consolidation of certain operational functions. The opening of the Burbank Road Office and the closing of the Marketplace Office also carried one-time non-recurring expenses.
With this report is included a check, deposit advice or dividend reinvestment notice representing the third quarter cash dividend of 16¢ per share. This dividend is payable on October 19, 2005 to shareholders of record as of September 30, 2005.
As mentioned above, we recently initiated certain reorganization and consolidation of the senior management team. Tammy Starkey, who had served as our internal auditor, was appointed to fill a newly created senior level management position, Vice President, Risk Management. Tammy will oversee compliance, BSA and security areas. She will also assist in the implementation of required provisions of the Sarbanes Oxley Act. We consolidated the responsibilities of the operations departments and asset and liability management and appointed Jim Huntsberger as Vice President, ALM & Operations. Previous to this appointment, Jim was the manager of asset and liability management. Marc Valentin, formerly Vice President of Human Resources, was appointed Vice President & Controller. The management of the human resource function was consolidated with the oversight of the accounting and control functions. Paul Kubiak was appointed to the position of Vice President of Sales & Marketing, moving from commercial banking. Paul’s major areas of responsibility will be for retail sales and all marketing functions. With these changes to the senior management team, management and the Board of Directors is looking toward the future with great optimism to meet the challenges that may be presented to us.
National Bancshares Corporation’s subsidiary, First National Bank, is headquartered in Orrville, Ohio, with fourteen banking offices located in Orrville, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Massillon, Lodi, and Seville.
Forward-looking Statements — This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily subject to many risks and uncertainties. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include factors such as changes in the competitive marketplace, changes in the interest rate environment, economic conditions, changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Company’s filings with the Security and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004. The company disclaims any obligation to publicly update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

NATIONAL BANCSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2005	September 30, 2004
ASSETS:
Cash and due from banks	$10,925,095	$11,227,535
Federal funds sold	9,710,000	3,870,000

Total cash and cash equivalents	20,635,095	15,097,535
Securities available for sale	51,285,174	57,490,830
Securities held to maturity	17,699,878	18,035,576
Federal bank stock	2,954,850	2,832,850
Loans held for sale	50,000	199,600
Total loans	197,652,941	198,144,701
Less: allowance for loan losses	2,081,935	1,767,413

Loans, net	195,571,006	196,377,288
Accrued interest receivable	1,507,952	1,697,328
Premises and equipment	5,279,627	4,464,679
Other assets	8,946,982	8,710,473

TOTAL	$303,930,564	$304,906,159

LIABILITIES:
Deposits:
Demand	$44,727,109	$41,361,027
Savings and N.O.W.s	125,360,169	129,600,609
Time	74,017,069	75,509,710

Total deposits	244,104,347	246,471,346
Securities sold under repurchase agreements	4,020,843	2,753,739
Federal reserve note account	1,000,000	428,576
Federal Home Loan Bank advances	17,000,000	17,000,000
Accrued interest payable	573,223	443,337
Other liabilities	2,451,057	2,701,667

Total liabilities	269,149,470	269,798,665

SHAREHOLDERS’ EQUITY
Common Stock, without par value:
6,000,000 shares authorized and 2,289,528 shares issued	11,447,640	11,447,640
Additional paid-in-capital	4,689,800	4,689,800
Retained earnings	19,725,701	18,924,450
Accumulated other comprehensive income	107,446	1,235,097
Less: Treasury shares, 55,040 shares, at cost	(1,189,493)	(1,189,493)

Total shareholders’ equity	34,781,094	35,107,494

TOTAL	$303,930,564	$304,906,159

NATIONAL BANCSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
For Nine Months Ended September 30, 2005 and September 30, 2004

	September 30, 2005	September 30, 2004
INTEREST & DIVIDEND INCOME:
Loans, including fees	$9,056,078	$8,230,487
Federal funds sold	107,181	28,635
Interest and dividends on investments
US government obligations	689,368	874,262
Obligations of states and political subdivisions	646,987	680,989
Other securities	1,339,869	1,561,668

Total interest & dividend income	11,839,483	11,376,041

INTEREST EXPENSE:
Deposits	2,181,958	1,852,366
Short term borrowings	50,566	7,287
Federal Home Loan Bank advances	671,456	634,164

Total interest expense	2,903,980	2,493,817

Net interest income	8,935,503	8,882,224
PROVISION FOR LOAN LOSSES	336,500	177,500

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,599,003	8,704,724

NONINTEREST INCOME	1,368,432	1,503,547

NONINTEREST EXPENSE:
Salaries and employee benefits	4,469,922	4,025,631
Net occupancy expense	573,894	503,293
Other expenses	3,232,574	2,921,854

Total noninterest expense	8,276,390	7,450,778

INCOME BEFORE INCOME TAXES	1,691,045	2,757,493
INCOME TAXES	290,392	677,423

NET INCOME	$1,400,653	$2,080,070

NET INCOME PER COMMON SHARE	$0.63	$0.93

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